===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                BI INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                NOT APPLICABLE
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                BI INCORPORATED

--------------------------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

                          TO BE HELD NOVEMBER 5, 1998

                               Boulder, Colorado


     The Annual Meeting of Shareholders of BI Incorporated (the "Company") will be held at the Raintree Plaza Hotel, 1900 Diagonal Highway 119, Longmont, Colorado, at 10:00 a.m. local time, Thursday, November 5, 1998, for the following purposes:

     1. To elect eight (8) directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified.

     2. To approve an amendment to the Company's 1996 Stock Option Plan to increase by 400,000 the number of shares available for issuance under the plan.

     3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending June 30, 1999.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

          The minutes of the last annual shareholders' meeting and the shareholders' list of their share eligibility to vote at the 1998 annual meeting will be open to inspection by the shareholders at the Corporate office, 6400 Lookout Road, Boulder, Colorado 80301.

          Shareholders of record at the close of business on September 16, 1998, will be entitled to notice of and to vote at the meeting, or any adjournment thereof.


                                  YOUR PROXY

     PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE. SHOULD YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE GIVEN A PROXY. THE PROMPT RETURN OF YOUR PROXY WILL BE OF GREAT HELP IN PREPARING FOR THE MEETING.


                                      By Order of the Board of Directors


                                      Mckinley C. Edwards, Jr.
                                      Secretary

Dated:  September 28, 1998

                                BI INCORPORATED
                               6400 LOOKOUT ROAD
                           BOULDER, COLORADO  80301

                 ----------------------------------------------
                                PROXY STATEMENT
                 ----------------------------------------------

SOLICITATION, EXERCISE AND REVOCABILITY OF PROXY

     The enclosed proxy is solicited by the Board of Directors of BI Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held Thursday, November 5, 1998, or any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying form of proxy will first be mailed to the shareholders of the Company on or about September 28, 1998. The Company's principal executive offices are located at 6400 Lookout Road, Boulder, Colorado 80301, and its telephone number at those offices is (303) 218-1000.

     Proxies are revocable at any time before voted by written notice to the Company, grant of a subsequent proxy, or voting at the meeting in person.
Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to the solicitation (and not properly revoked before they are voted) will be voted (i) for the election of the eight nominees to the Board of Directors named elsewhere herein; (ii) for approval of an increase in the number of shares available under the 1996 Stock Option Plan; and
(iii) for the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending June 30, 1999; and (iv) in the discretion of the proxy holder on any matter properly brought before the meeting of which the Company did not have notice prior to June 3, 1998. In the event a shareholder specifies a different choice on his proxy, his shares will be voted in accordance with the specifications so made.


COST OF SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. The Company may reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to principals and obtaining their proxies.


VOTING

     Only shareholders of record at the close of business on September 16, 1998 will be entitled to vote at the meeting. On September 1, 1998, there were issued and outstanding 7,640,185 shares of Common Stock of the Company, entitled to one vote per share. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the record date constitutes a quorum and is required in order for the Company to conduct business at the
Annual Meeting.   Shareholders are not entitled to cumulate their votes in the election of Directors, which means that the holders of more than half the shares voting for the election of the Directors can elect all the Directors if they choose to do so. On all matters, a favorable vote consists of a simple majority of the votes represented at a meeting at which a quorum is present. Abstentions and broker non-votes are counted towards a quorum. Abstentions are counted in the tabulations of the votes cast, but broker non-votes on any proposal are not considered to be represented at the meeting as to such proposal and therefore are not counted for purposes of determining whether a proposal has been approved.

     The Board of Directors knows of no shareholder owning more than five percent (5%) of the outstanding voting securities of the Company, except for Neil J. Weisman, Wellington Management, Co., Merrill Lynch Asset Management and Dimensional Fund Advisors, Inc.


ELECTION OF DIRECTORS


     The Board of Directors consists of eight incumbent members, all of whom have been nominated and have agreed to stand for reelection at the meeting to hold office until the next meeting of shareholders and until their successors are elected and qualified.

INFORMATION CONCERNING DIRECTORS

     William E. Coleman, Mckinley C. Edwards, Jr., Beverly J. Haddon, David J. Hunter, Perry M. Johnson, Jeremy N. Kendall, and Byam K. Stevens, Jr., were elected by the shareholders at the last annual meeting, and have been nominated by the Board of Directors for re-election. Barry J. Nidorf has been nominated by the Board of Directors. The Proxies cannot vote for a greater number of persons than the number of nominees named. All nominees have informed the Company that they are willing to serve, if elected, and management has no reason to believe that any nominee will be unavailable. In the event a nominee for a directorship should become unavailable for election, the persons named in the proxy will vote for the election of any other person who may be recommended and nominated by the Board for the office of director. Information regarding nominees and directors is set forth below.

NOMINEES FOR ELECTION AS DIRECTORS

                                                                                                     Director
                                                                                           Age        Since
                                                                                         -------    ---------
     WILLIAM E. COLEMAN is Chairman of Colorado Venture Management, Inc., a                   64         1984
business consulting and venture capital firm, and has been President of Cogen
Technology, Inc., developers of cogeneration projects, since August 1987. He is a director of Hauser, Inc. Dr. Coleman has been Vice Chairman of the Board since
November 1992.

     MCKINLEY C. EDWARDS, JR. has been Executive Vice President and Chief                     56         1990
Operating Officer since November 1996. He joined the Company in November 1983 as
Manufacturing Manager, was elected Vice President of Manufacturing in November
1984, promoted to Executive Vice President of Operations in April 1985 and was
elected as Treasurer and Secretary in June 1986.

     BEVERLY J. HADDON has been Partner at CRL Associates, a business consulting              56         1994
and government lobbying firm, since April 1993. Prior to this date, she held various positions over 28 years with Norwest Bank, her latest being Executive
Vice President from June 1991 through May 1992. She is a director of Hauser,
Inc.

     DAVID J. HUNTER joined the Company in June 1981 and served as Operations                 53         1982
Manager and Vice President of Operations from January 1982 to July 1982, Vice
President and Chief Operating Officer from July 1982 to April 1985, and as
President and Chief Executive Officer from April 1985 to the present.

     JEREMY N. KENDALL has been Chairman and Chief Executive Officer of Stake                 58         1981
Technology, Ltd., a company which has developed a process for converting biomass into chemicals and pulp, since June 1983. Mr. Kendall is also Chairman of
JEMTEC, Inc., an independent distributor of certain of the Company's products.
He is Director of Brigdon Resources, Inc., Chairman of Easton Minerals, and
Chairman of Logicsys, Inc. Mr. Kendall has been Chairman of the Board since
November 1992.

     PERRY M. JOHNSON has served as a Corrections Consultant since April 1988.                67         1994
He 67 consults in the areas of prison overcrowding, implementation of house arrest and halfway house programs and development of offender classification systems. Since January 1982 he has been Adjunct Professor for the School of
Criminal Justice at Michigan State University. Prior to April 1988 Mr. Johnson
was Deputy Director, Bureau of Field Services; Director, Michigan Department of
Corrections; Warden, State Prison of Southern Michigan and Deputy Director,
Bureau of Correctional Facilities.

     BARRY J. NIDORF has served as a Corrections Consultant since March 1997.                 57         1997
Prior 57 to this date, he held various positions, over 32 years with the Los
Angeles County Probation Department, his latest being Chief Probation Officer from June 1984 to March 1997.

     BYAM K. STEVENS, JR. has served as a security analyst and portfolio manager              67         1989
for the stock brokerage firm of H.G. Wellington & Co., Inc. since March 1986.
From January 1973 to that time, he served in the same capacities for Stillman,
Maynard & Co. until the two firms merged.

Director Compensation

     Each non-employee director was granted, on July 1, 1998, an option pursuant to the 1996 Stock Option Plan to purchase 4,500 shares of the Company's common stock at the closing price on the date prior to the grant date for service in fiscal 1998. Non-employee Directors received $1,000 for each Board of Directors meeting attended during the fiscal year. Non-employee directors who are members of the Audit, Nomination and Compensation Committees received $250 for each meeting attended during the fiscal year as stated below. On November 13, 1997, each re-elected non-employee director received $5,000.

COMMITTEES, ATTENDANCE, NOMINATIONS

     The Company has standing Audit, Nomination and Compensation Committees.
The Company's Audit Committee during fiscal 1998 was comprised of Messrs. Coleman, Hunter, Johnson, and Stevens. This Committee recommends engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system of internal controls. The Audit Committee met 4 times during fiscal year 1998. During fiscal 1998, the Compensation Committee consisted of Messrs. Edwards, and Hunter (non-voting members), Kendall, Stevens, and Ms. Haddon. This Committee approves salaries and other compensation arrangements for the executive officers of the Company. This Committee also approves option grants to eligible employees under the Company's stock option plans. The Compensation Committee met 4 times during fiscal 1998. The Nomination Committee consisting of Messrs. Hunter, Coleman, Kendall and Johnson did not meet in fiscal 1998. This committee was formed to develop the composition and participation guidelines of the Board of Directors. The Company's Board of Directors met four times during fiscal 1998. Each Director participated by personally attending during fiscal 1998 over 75% of both the Board of Directors meetings and meetings of committees of which he or she was a member.

     Any shareholder who desires to propose a candidate for Board membership should send to the attention of the Secretary of the Company a signed letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate (see "Shareholder Proposals") and setting forth the complete business, professional and educational background of the proposed candidate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of August 31, 1998 by (i) persons known to the Company to own beneficially more than five percent (5%) of the outstanding Common Stock of the Company, (ii) by each director, (iii) by each Named Executive Officer (as defined in the section of this proxy statement entitled "Executive Compensation - Summary Compensation Table"), and (iv) by all executive officers and directors as a group. A person is deemed to be a beneficial owner of Common Stock that can be acquired by such person within 60 days from August 31, 1998 upon the exercise of warrants or options.

                    Name                          Amount and nature             Percent of Class
                                               of beneficial ownership
-----------------------------------------------------------------------------------------------------
Neil J. Weisman                                                                            9.0%
c/o Home Port Holdings, Inc.
139 West Saddle River Road
Saddle River, NJ 07458                                       684,300 (1)

Wellington Management, Co.
75 State Street
Boston, MA 02109                                             623,000 (1)                   8.2%

Merrill Lynch Asset Management                                                             7.7%
800 Scudders Mill Road
Plainsboro, NJ 08536                                         586,200 (1)

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401                                       554,500 (1)                   7.3%

Jackie A. Chamberlin                                          84,997 (2)                   1.1%

William E. Coleman                                             5,000 (3)                     *

Mckinley C. Edwards, Jr.                                     139,813 (4)                   1.8%

Beverly J. Haddon                                             32,500 (5)                     *

David J. Hunter                                              266,426 (6)                   3.4%

Perry M. Johnson                                              34,500 (7)                     *

Jeremy N. Kendall                                             51,500 (8)                     *

Barry J. Nidorf                                                       0                      *

Byam K. Stevens, Jr.                                          61,300 (9)                     *

All Officers and Directors as a Group                                                      8.3%
(9 persons)                                                  676,036 (10)

------------------------------
*    Represents less than 1%

(1)  As of June 29, 1998.

(2)  Includes options to purchase 77,380 shares, exercisable within sixty days.

(3)  Includes options to purchase 5,000 shares, exercisable within sixty days.

(4) Includes options to purchase 98,674 shares, exercisable within sixty days. Also includes 3,000 shares owned by Mr. Edwards' children, as to which shares Mr. Edwards disclaims beneficial ownership.

(5)  Includes options to purchase 31,500 shares, exercisable within sixty days.

(6) Includes options to purchase 223,235 shares, exercisable within sixty days. Also includes 8,536 shares owned by Mr. Hunter's two sons, as to which shares Mr. Hunter disclaims beneficial ownership.

(7)  Includes options to purchase 31,500 shares, exercisable within sixty days.

(8)  Includes options to purchase 42,000 shares, exercisable within sixty days.

(9) Includes 4,000 shares owned by Mr. Stevens' relatives, as to which shares he disclaims beneficial ownership. Also includes options to purchase 42,000 shares, exercisable within sixty days.

(10) Includes options to purchase 551,289 shares, exercisable within sixty days.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Named Executive Officers, (Messrs. Hunter, Edwards, and Ms. Chamberlin) have employment agreements with the Company. These agreements assure continuity of management in the event of any actual or threatened change in control, as defined in these agreements. The Company agrees to continue the employ of the executive for one year from the effective date of the change in control. The executive will receive annual salary and benefits of not less than his or her current rate, and will be eligible to participate in bonus and other incentive compensation plans on the same basis he or she was participating before the change in control. If the executive is terminated as a result of the change in control (as defined in the agreement) he or she will receive salary and benefits as if he or she were an employee through the end of his or her employment contract period.


EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     With respect to fiscal 1998 executive compensation, the Compensation Committee (the "Committee") administered the compensation for the corporate officers and grants to the officers under the 1996 Stock Option Plan. The Committee also annually establishes and reviews the bonus program for corporate officers. The Committee's policy in administering these plans and programs is to provide a strong and direct link among shareholder value, company performance and executive compensation as well as to structure sound compensation programs that will attract and retain high quality people.

     Officer Compensation Policy.  The Committee utilized the services of a
     ----------------------------
professional executive compensation consultant to assist the Company in establishing the corporate officer compensation policy. It remains the Committee's policy to assure that the officers are compensated annually at an average to similar positions at comparable companies, and over the long term at an above average level to assure ample incentive for the growth and viability of the Company over time. The Board of Directors have chosen to use the Committee's policy as a guideline when considering future corporate officer compensation matters. Both the Committee and the Board regularly review national executive compensation surveys to assure the parity and appropriateness of BI's officer compensation policy.

     The Committee's corporate officer compensation policy is founded on principles that guide the Company in establishing compensation programs at all levels of the organization. All programs, including those for corporate officers, have the following characteristics:

     Compensation is based on the level of job responsibility, the individual's level of performance, and Company performance. Corporate officers have a greater portion of their pay based on Company performance than do other management employees. Compensation also takes into consideration the value of the job in the marketplace. To retain its highly skilled work force, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

     Through its stock option and stock purchase plans, the Company offers the opportunity for equity ownership to all of its employees. In addition, the Company provides corporate officers and other key employees the opportunity to build equity ownership through its Option Plans.

     Corporate officer reviews are conducted at the first Compensation Committee meeting after the end of each fiscal year. At these reviews both short- and long-term compensation matters are considered based upon previous year-end results and the new plan for the future.

     Fiscal 1998's revenue was at a record level. Revenue at $62.0 million was up 28% over fiscal 1997 revenue of $48.4 million. Net income increased to $2.7 million, up 50% from $1.8 million in fiscal 1997. During the period, the Company invested in activities related to new product development and market expansion in its three businesses. It is Management's belief that such investments are essential to the progress of the Company over the long term.

     The Committee recommended and the Board approved fiscal 1998 bonuses to the three officers in the following amounts: David Hunter-$16,064; Mckinley Edwards-$10,604; and Jacqueline Chamberlin-$5,282.

     These bonuses totaled $31,950 and were lesser amounts than had been originally allocated because, in the Committee's view, results were short of the operating targets for the year as set forth in the Company's Strategic and Operating Plans as approved by the Board in July 1997, although progress had been made in fiscal 1998.

     Long-term incentive compensation in the form of stock options is an important element of the performance-based compensation of executive officers as well as other managers and employees within the Company. The grant of stock options continues the Company's long-standing practice of increasing management's equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value and serve as an incentive because the exercise price is equal to the fair market value on grant date; thus, executive officers will receive future gains from these options only to the extent the price of the Company's stock increases. Stock options, in addition to providing the Company's key employees an opportunity for increased equity ownership also create an incentive to remain with the Company for the long term.

     Accordingly, in July 1998, the Committee reviewed the status of each officer's stock options and concluded that option grants for each officer would be included as part of the comprehensive review for fiscal 1999.

     Chief Executive Officer Compensation.  The Committee reviews all
     -------------------------------------
compensation matters relative to the CEO after the close of each fiscal year at June 30. At the first Compensation Committee meeting of fiscal 1998, the Committee recommended and the Board approved an annual salary of $208,000 for Mr. Hunter effective July 1, 1997. This salary was 5% more than the previous year and recognized the Company's progress in revenue and cash flow growth in fiscal 1997 when compared to fiscal 1996.

     In accordance with the Fiscal 1998 Officer Bonus Guideline, Mr. Hunter was eligible to receive a bonus of 50% of his base salary if the Company had met its planned net income target for fiscal 1998. Since this target was not met, this full bonus was not paid. The bonus of $16,064 mentioned above was approved as recognition of the progress that was made in fiscal 1998. The Committee recommended no additional options be granted to Mr. Hunter at this time.

     The Committee will continue to review all aspects of Mr. Hunter's compensation annually in July to establish goals for the ensuing fiscal year against which his performance and adjustments in compensation will be evaluated.



     Compensation Committee: Beverly J. Haddon, Chairwoman; Jeremy N. Kendall; Byam K. Stevens, Jr.; David J. Hunter (non-voting member); and Mckinley C. Edwards, Jr. (non-voting member).

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid each of the last three fiscal years ended June 30, 1998, 1997 and 1996 to the Company's Chief Executive Officer and each Executive Officer who received compensation in excess of $100,000 (collectively, the "Named Executive Officers").



                                                                   Long-term Compensation
                                                            --------------------------------------
                                                                   Awards                Payouts
                                                            ------------------------   -----------
                                                                           Number of
                                                            Restricted      Option
                                                              Stock         Shares         LTIP*          All Other
Name and title                  Annual Compensation           Awards       Granted        Payouts      Compensation (a)
--------------            --------------------------------  ----------     ---------    ----------     ----------------
                          Year         Salary        Bonus
                          ----         ------        -----
David J. Hunter              1998     $207,821     $16,064         0              0             0               $13,947
President,                   1997      197,500           0         0        100,000(b)          0                 8,450
Chief Executive Officer      1996      169,167      85,000         0        100,000(b)          0                 4,592


Mckinley C. Edwards, Jr.     1998     $171,452     $10,604         0              0             0               $15,382
Executive Vice President,    1997      163,750           0         0         75,000(b)          0                 7,369
Chief Operating Officer      1996      149,375      60,000         0         75,000(b)          0                 1,224


Jackie A. Chamberlin         1998     $113,968     $ 5,282         0              0             0               $12,021
Vice President, Finance,     1997      109,167           0         0         50,000(b)          0                 4,987
Chief Financial Officer      1996       99,583      30,000         0         50,000(b)          0                 2,791


* Long-term Incentive Plan

(a) Represents the matching contribution made pursuant to the Company's 401k retirement savings plan as follows: Mr. Hunter $1,603; Mr. Edwards $1,375; and Ms. Chamberlin $925. In addition, the Company has a policy to pay employees annually for earned but unused vacation hours up to 40 hours. Other compensation includes $2,144 for Mr. Hunter, $3,808 for Mr. Edwards and $896 for Ms. Chamberlin for unused vacation hours.

     Effective July 1, 1997 the Board of Directors approved an annual car allowance of $10,200 for each officer which is included in other compensation.

     The Company pays the life insurance premiums in connection with a policy purchased as part of a deferred compensation arrangement for certain key executives. Other compensation includes $3,772 for insurance premiums paid for Mr. Hunter, $3,200 for Mr. Edwards and $3,628 for Ms. Chamberlin.

(b) These options were originally granted on August 15, 1996, for fiscal 1996 performance and repriced on January 21, 1997 by the Board of Directors. The vesting schedules and termination dates of repriced options remain unchanged.

STOCK OPTION GRANTS

     There were no stock options granted to the Named Executive Officers during fiscal 1998.




Stock Option Exercises and Option Values

     The following table shows information concerning the exercise of stock options by each of the Named Executive Officers during fiscal 1998, and the value of all remaining unexercised options at June 30, 1998, on a pre-tax basis.


   AGGREGATE OPTION EXERCISES IN FISCAL 1998 AND JUNE 30, 1998 OPTION VALUES

                                                            Number of Unexercised            Value of Unexercised, In-the-
                           Shares                             Options at 6/30/98             Money Options at 6/30/98 (b)
                         Acquired on      Net Value           ------------------             -----------------------------
Name                       Exercise      Realized (a)     Exercisable   Unexercisable        Unexercisable     Exercisable
----                     -----------     ------------     -----------   -------------        -------------     -----------
David J. Hunter                    0          $     0         184,485          91,250             $691,762        $246,798

Mckinley C. Edwards, Jr.      16,000          $92,545          74,299          60,625              251,011         159,024

Jackie A. Chamberlin               0                0          61,755          40,000              223,227         102,892

(a) The net value realized on exercise of stock options is calculated by subtracting the exercise price from the market value of the Company's common stock as of the exercise date.

(b) The value of unexercised in-the-money options is equal to the market value of the common stock at June 30, 1998 ($9.375 per share) less the per share option price, multiplied by the number of exercisable or unexercisable options.

STOCK OPTION REPRICING

     The following table shows information concerning the repricing of options for each executive officer of the Company for the ten year period July 1, 1988 to June 30, 1998.

                         TEN-YEAR OPTION/SAR REPRICINGS

------------------------------------------------------------------------------------------------------------------------------------
(a)                      (b)         (c)               (d)                 (e)                 (f)          (g)
                                     Number of         Market Price of     Exercise Price At                Length of Original
                                     Securities        Stock at Time       At Time of          New          Option Term Remaining
                                     underlying        of Repricing or     Repricing or        Exercise     at Date of Repricing
                                     Options/SARs      Amendment           Amendment           Price        or Amendment (in
Name                      Date       Repriced or       ($)                 ($)                 ($)          months)
                                     Amended
                                     (#)

------------------------------------------------------------------------------------------------------------------------------------

David J. Hunter           1/21/97        100,000                $7.00             $ 12.83         $7.00                 115
Chief Executive Officer   4/18/94         40,000                 4.88               5.875          5.13                   9 (1)
                          4/18/94         10,000                 4.88                7.50          5.13                  20
                          4/18/94         20,000                 4.88               7.375          5.13                  57
                          4/18/94         52,455                 4.88               7.625          5.13                  63
                          4/18/94         28,280                 4.88               7.625          5.13                  63

                          1/28/92         10,000                 7.50               10.75          7.50                  47

------------------------------------------------------------------------------------------------------------------------------------

Mckinley C. Edwards, Jr.  1/21/97         75,000                 7.00               12.38          7.00                 115
Executive Vice President,
Chief Operating Officer   4/18/94         35,000                 4.88               5.875          5.13                   9 (1)
                          4/18/94         10,000                 4.88                7.50          5.13                  20
                          4/18/94         15,000                 4.88               7.375          5.13                  57
                          4/18/94         23,424                 4.88               7.625          5.13                  63

                          1/28/92         10,000                 7.50               10.75          7.50                  47

------------------------------------------------------------------------------------------------------------------------------------

Jackie A. Chamberlin      1/21/97         50,000                 7.00               12.38          7.00                 115
Chief Financial Officer,
Vice President Finance    4/18/94         10,000                 4.88                7.50          5.13                  12
                          4/18/94          2,500                 4.88                7.00          5.13                  27
                          4/18/94          7,000                 4.88                8.25          5.13                  55
                          4/18/94         11,255                 4.88               7.625          5.13                  63

                          1/28/92         10,000                 7.50              9.9375          7.50                  39

------------------------------------------------------------------------------------------------------------------------------------


(1)  While this reflects the length of the original option term remaining at the
                                           --------
date of repricing, the actual length of the option term remaining was 33 months, because the termination date for these options was extended from January 1995 to January 1997 at the time they were repriced.


  Compensation Committee: Beverly J. Haddon, Chairwoman; Byam K. Stevens, Jr.; Jeremy N. Kendall; David J. Hunter (non-voting member); and McKinley C. Edwards, Jr. (non-voting member).

1996 STOCK OPTION PLAN

THE FOLLOWING IS A SUMMARY OF THE COMPANY'S 1996 STOCK OPTION PLAN AND DOES NOT PURPORT TO DESCRIBE FULLY THE PLAN.

     The Company's 1996 Stock Option Plan (the "Plan") was adopted on August 6, 1996, for the purpose of granting employees, directors and consultants of the Company options to purchase Common Stock so that they may have the opportunity to participate in the growth of the Company, thereby providing these people with an increased incentive to promote the interests of the Company. No option may be granted under the Plan after August 6, 2006. The Company does not receive any separate consideration for the issuance of the options other than the services rendered or to be rendered to the Company by the optionee.

     General Terms and Conditions of Options
     ---------------------------------------

     The Board determines the terms of all options granted under the Plan, subject to the limitations contained in the Plan. The Board is free to determine the type of option (which can be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a non-qualified stock option), the number of shares subject to the option, the exercisability thereof, the period during which the option will be exercisable and any vesting provisions applicable to the option, subject to certain limits set forth in the Plan.

     The per share exercise price of an option cannot be less than 100% of the fair market value of each share at the time the option is granted; however, incentive stock options may not be granted to any holder of the voting rights of 10% or more of the total combined voting power of all classes of stock of the Company at time of grant (a "10% Shareholder"), unless the purchase price is at least 110% of the fair market value of the shares at the time of grant. "Fair market value" means either the exercise price per share established in the discretion of the Board or, so long as the Company's stock is publicly traded, the closing price per share on the last trading day preceding the date of grant.

     No incentive stock options may be granted to any employee where the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by that employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000; non-qualified stock options may exceed these limits. All options are exercisable even though there may be outstanding any other option(s) which was or were granted before the granting of another option.

     Appropriate adjustments are to be made to the terms of outstanding options to reflect stock splits, dividends or similar transactions. In the event of the proposed dissolution or liquidation of the Company, all options will be deemed terminated immediately prior to the consummation of the action, unless otherwise provided by the Board. In connection with a merger, sale of all or substantially all of the Company's assets, or other transaction which results in the replacement of the Company's Common Stock with the stock of another corporation, the Board may provide for the expiration of any option, for the acceleration of the exercise date of any option to the day immediately preceding the closing day of such event, or for the assumption or replacement of any options with comparable options to purchase the stock of such other corporation, subject to any provisions contained in any individual option agreement.

     Persons Eligible to Receive Options Under the Plan.  Employees (including
     --------------------------------------------------
executive officers), directors and consultants of the Company and any parent or subsidiary of the Company (as defined in Section 424 of the Internal Revenue Code of 1986 , as amended (the "Code")) are eligible to receive options under the Plan. As of July 31, 1998, there were eight directors (two of whom are also executive officers), one additional executive officer, approximately 800 employees and one consultant who were eligible to receive options under the Plan.

     Administration of the Plan.  The Plan is administered by at least two non-
     --------------------------
employee members of the Board of Directors (the "Board"), appointed by the Board and serving at the Board's pleasure (the "Committee"). The Board may increase the size of the Committee, appoint additional members, remove members (with or without cause), appoint new members, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan. The Board may from time to time adopt rules and regulations as it deems advisable for the administration of the Plan, and may alter, amend or rescind any such rules and regulations in its discretion. The Board has the power to interpret, amend or discontinue the Plan, except that any amendment which would require shareholder approval under state or federal law or the applicable rules of any exchange or trading system on which the Common Stock is traded, takes effect only upon such approval. Subject to provisions that are already in the Plan, no amendment or discontinuance of the Plan can alter or impair any option previously granted to the optionee under the Plan without the written consent of an optionee.

     Number of Options Grantable Under the Plan.  Options may be granted under
     ------------------------------------------
the Plan for a total of 1,400,000 shares of Common Stock. The number of shares underlying options available to the Plan was increased to 1,400,000 from 1,000,000 on July 30, 1998, by the Board of Directors, subject to shareholder approval at the next Annual Meeting of Shareholders.

     Exercise of Options.  An optionee may exercise less than all of the vested
     -------------------
portion of an option, in which case such unexercised, vested portion shall continue to remain exercisable, subject to the terms of the Plan, until the option terminates. With certain limited exception, vested options must be exercised within three months of an optionee's termination of employment with the Company.

     Manner of Exercising Options.  Exercise of an option is accomplished by
     ----------------------------
delivery to the Company prior to expiration of written notice, signed by the holder of the option, specifying the number of shares with respect to which the option is exercised, the type of option being exercised, and by full payment of the purchase price for the shares in cash. The purchase price may, at the Company's discretion, be paid by assignment to the Company of outstanding shares of Common Stock of the Company owned by the optionee for at least six (6) months prior to the date of exercise and having a fair market value (as defined under the Plan) equal to the purchase price of the shares being acquired through exercise of the option. An option may not be exercised for a fraction of a share of Common Stock.

     Term and Termination of Options.  No option may be granted with a term of
     -------------------------------
greater than ten years from the date the option is granted, provided that any incentive stock option must terminate within ten years from the date of grant and an incentive option granted to a 10% Shareholder shall not be exercisable after the expiration of five (5) years from the date of grant. An incentive stock option must terminate three months following the termination of employment for any reason other than death or disability. An incentive stock option granted under the Plan terminates one year following date of death or termination of employment related to disability of the employee to whom the option is granted. In the event of the termination of employment of an optionee on account of his or her death or disability, the optionee is considered to have completed the next full vesting period of employment with respect to the vesting period in which his or her death or disability occurs and in that case, the optionee's legal representative may exercise the option on his or her behalf.

     Transferability.  With certain limited exceptions, an option is not
     ---------------
transferable by the individual to whom it is granted otherwise than by will or the laws of descent and distribution, and can be exercised during the lifetime of such individual, only by him or her; provided, that if the optionee becomes legally disabled or dies, the legal representative may exercise the option on his or her behalf.

     The Board may impose on an option any additional terms and conditions which it deems advisable and which are not inconsistent with the Plan.

     Federal Income Tax Consequences of Option on the Optionee and the Company.
     -------------------------------------------------------------------------

     Incentive Stock Options. The Company anticipates that all options granted under the Plan and treated by the Company as "incentive stock options," that is, a stock option described in Section 422 of the Code, will have the following anticipated (but not guaranteed) federal income tax consequences, among others: the optionee will recognize no income at the time of grant; upon exercise of the incentive stock option, no income will result to any party; if there is no disposition of the shares until a date that is both (i) two years from the grant of an incentive stock option and (ii) one year from its exercise, no amount will be ordinary income and, upon disposition in a taxable transaction, the employee will receive long-term capital gain or loss treatment equal to the difference between the amount realized and the option price; any gain realized upon a disposition other than as set forth above may result in ordinary income tax treatment to the optionee; generally, the Company receives no deduction in connection with the transaction; and, certain optionees may incur alternative minimum tax treatment under the Code upon exercise of an incentive stock option.

     Non-qualified Stock Options. The Company anticipates that all non-qualified stock options granted under the Plan will have the following anticipated (but not guaranteed) federal income tax consequences, among others: the optionee will recognize no income at the time of grant; upon exercise of the non-qualified stock option, the individual to whom the option is granted should be deemed to receive ordinary income at the time of exercise equal to the excess, if any, of the fair market value of the acquired shares at such time over the option price for such shares; if the shares acquired upon the exercise of a non-qualified stock option are disposed of in a taxable transaction, the individual disposing of such shares will have a realized and recognized capital gain or loss equal to the difference, if any, between the amount realized and the adjusted basis of such shares to the holder; such gain or loss will be long-term or short-term depending on whether or not such shares are held for longer than six months; and, the adjusted basis usually (but not always) will include the option price plus any ordinary income described above with respect to such shares.

Form S-8 Registration of Shares of Common Stock
-----------------------------------------------
Issuable Pursuant to Options Under the Plan
-------------------------------------------

     The Company has registered up to 1,000,000 shares of Common Stock underlying options issuable under the Plan with the SEC under a Form S-8 Registration Statement that was effective as of March 27, 1997. If Proposal 3 is approved, and the number of shares issuable pursuant to exercise of options issuable under the Plan is increased by 400,000 shares, the Company intends to file an additional Form S-8 Registration Statement to register the 400,000 additional shares of Common Stock approved for issuance upon the exercise of options that may be granted under the Plan as soon as practicable.

Information Concerning Options Outstanding and Grantable Under the Plan.
-----------------------------------------------------------------------

     As of July 31, 1998, there were a total of 824,500 options outstanding under the Plan, of which 308,496 were vested and 51,625 options granted and exercised. Assuming approval of the increase in the number of shares submitted to shareholders at this meeting, an additional 400,000 options will be available for grants to eligible optionees. As of July 31, 1998, the total market value of the shares of Common Stock underlying options granted under the Plan as of that date was $7,420,500, based on a closing bid price on that date of $9.00.

     The Company has not yet allocated any specific number of options to be granted to any individual or any group of eligible optionees.

     The following table sets forth information regarding options granted as of July 31, 1998:

     Options Outstanding Under 1996 Stock Option Plan as of July 31, 1998
     --------------------------------------------------------------------

Name or Class of Optionee            Total Options Held  Vested Options
-------------------------            ------------------  --------------

David J. Hunter                              100,000          40,000
Mckinley C. Edwards, Jr.                      50,000          20,000
Jackie A. Chamberlin                          75,000          30,000
All executive officers,
  as a group (3 persons)                     225,000          90,000

William E. Coleman                            19,500           4,500
Beverly J. Haddon                             34,000          19,000
Jeremy N. Kendall                             34,000          19,000
Perry M. Johnson                              34,000          19,000
Barry J. Nidorf                                9,000           4,500
Byam K. Stevens, Jr.                          34,000          19,000
All directors who are not
  executive officers officers
    as a group, (6 persons)                  164,500          85,000

All employees as a group, including
  officers who are not executive officers    435,000         133,496

     RELATED PARTY TRANSACTIONS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Mr. Hunter, the Company's CEO and Mr. Edwards, the Company's COO, served as non-voting members of the Company's compensation committee during fiscal 1998, but did not participate in discussions involving their compensation.

          During fiscal 1998 the Company sold home arrest equipment and services to JEMTEC, Inc. in the amount of $75,000. Mr. Kendall, the Chairman of the Company, is Chairman of JEMTEC, Inc.



     REPORTING COMPLIANCE

     SECTION 16(A) BENEFICIAL OWNERSHIP

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all
     Section 16(a) forms they file.

          To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that one report of a single transaction was filed late by Mr. Stevens.



     CORPORATE PERFORMANCE GRAPH

          The following performance graph compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock with the S&P (S&P Compustat) Total Return Index for the Nasdaq Stock Market (U. S. companies) and the S&P Total Return Index for Nasdaq Stocks for a selected peer group of six companies whose information and identification products include radio frequency identification technology and personal response services for the preceding five year period. This graph includes the same peer group reported in the Company's fiscal 1997 proxy statement.

                               PERFORMANCE GRAPH

     The following indexed graph indicates the Company's total return to its stockholders from June 30, 1993 to June 30, 1998 as compared to total return for the Nasdaq Stock Market (U.S. companies) Index and a self-determined Peer Group Index selected by the Company, assuming a common starting point of $100 and that all dividends were reinvested. The information contained in this graph is not necessarily indicative of future Company performance.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
     AMONG BI INCORPORATED, THE NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX
                              AND A PEER GROUP**


                        [PERFORMANCE GRAPH APPEARS HERE]


=============================================================================
TOTAL RETURN ANALYSIS     JUN-93   JUN-94   JUN-95   JUN-96   JUN-97   JUN-98
=============================================================================
BI Inc.                  $100.00  $ 57.58  $ 80.30  $160.61  $ 90.91  $113.64
-----------------------------------------------------------------------------
Nasdaq Composite (US)    $100.00  $100.96  $134.77  $173.03  $210.38  $277.61
-----------------------------------------------------------------------------
Peer Group               $100.00  $ 79.62  $ 91.26  $197.84  $106.46  $ 96.26
-----------------------------------------------------------------------------
Source: S&P Compustat


     ** Self-determined peer group consists of six companies which are as follows: American Medical Alert Corp, Checkpoint Systems, Inc., Response USA, Inc., Amtech Corp, Destron Fearing Corp and Lifeline Systems, Inc. Four of these companies have a standard industrial classification code of 366 to 369. Two companies provide personal emergency response monitoring.

PROPOSALS FOR VOTING


PROPOSAL ONE: ELECTION OF DIRECTORS

       The Board of Directors recommends that the shareholders vote FOR the election of the eight directors, as discussed under "Election of Directors."


PROPOSAL TWO:  RATIFICATION OF AMENDMENT TO 1996 STOCK OPTION PLAN

Reasons for Proposal to Increase Shares Under Plan
--------------------------------------------------

     The Board of Directors has approved, and recommends that shareholders approve, an amendment to the Company's 1996 Stock Option Plan (the "Plan") that would increase the number of shares of Common Stock underlying options that may be granted under the Plan from its present number of 1,000,000 shares to 1,400,000 shares.

     REASONS FOR THE PROPOSED AMENDMENT

     The Plan was originally adopted in August 1996 for the purpose of encouraging employees, directors and others in a position to contribute to the success of the Company by granting them a right to participate in the Company through exercise of stock options.

     As a result of the grant of options pursuant to the Plan, as of July 30, 1998, there remained only 123,875 shares available for issuance upon the exercise of options that might be granted under the Plan. Consequently, on that date, the Board of Directors adopted an amendment to the Plan to increase the number of shares reserved under it by 400,000, to a total of 1,400,000 shares, and approved submission of that amendment to shareholders for their approval at the next Annual Meeting. During the coming year, the Board intends to study and assess the present compensation mechanisms employed by the Company and to recommend possible changes to the compensation plans of the Company. In the meantime, the Board believes that the additional 400,000 shares that it has approved for use in the Plan are necessary to give it the ability and flexibility to continue to attract and retain competent people as employees of the Company.

     DESCRIPTION OF THE PLAN

     A description of the Plan, including information as to the numbers of options outstanding and held by various optionees as of July 31, 1998, is set forth in the foregoing section of this Proxy Statement entitled "Executive Compensation - 1996 Stock Option Plan." A copy of the plan will be made available to shareholders entitled to vote at the meeting by written request to the Company, attention of the Secretary, 6400 Lookout Road, Boulder, Colorado 80301.

     NEED FOR SHAREHOLDER APPROVAL OF THE AMENDMENT TO THE PLAN

     In order to allow the options that may be issued as incentive stock options to receive the favorable tax treatment such options are allowed, as well as to obtain certain exemptions from Exchange Act Section 16 "short-swing profits" rules that would otherwise apply, and to comply with the Company's NASDAQ listing requirements, shareholders of the Company must approve the amendment to the Plan within twelve months of the date it was adopted by the Board of Directors.

     VOTE REQUIRED

     Approval of the amendment to the Plan requires the affirmative vote of a majority of the shares of Common Stock present and voting at a meeting if a quorum is present.

     RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.


PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

       The Board of Directors recommends that the shareholders ratify the appointment of PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 1999. PricewaterhouseCoopers LLP has been the Company's independent accountant for over ten years. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have an opportunity to make a statement if he so desires. This individual will also be available to respond to appropriate questions. An adverse vote will be considered as a direction to the Board of Directors to select other independent accountants for the fiscal year ending June 30, 2000.


OTHER MATTERS

       The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting other than those described above. However, if any other matters properly come before the meeting of which the Company did not have notice prior to June 3, 1998 the person named in the enclosed proxy will vote on such matters in accordance with his or her best judgment. No other matters have been brought to the Company's attention by any person prior to June 3, 1998.


SHAREHOLDER  PROPOSALS

       Proposals of shareholders submitted pursuant to SEC Regulation 240.14a-8 that are intended to be presented at the 1999 Annual Meeting must be received by the Company, attention of the Secretary, 6400 Lookout Road, Boulder, Colorado 80301, by May 29, 1999, and must be made in compliance with federal securities laws.

       Proposals of shareholders submitted otherwise than pursuant to SEC Regulation 240.14a-8 will be considered untimely if not received by May 29,1999.


ANNUAL  REPORT - FINANCIAL  STATEMENTS

       A copy of the Annual Report to Shareholders, including financial statements for each of the three years in the period ended June 30, 1998, is being mailed to all shareholders herewith. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is deemed to be made.

                              By Order of the Board of Directors



                              Mckinley C. Edwards, Jr.

                              Secretary

Dated:  September 28, 1998

                                BI INCORPORATED
                            1996 STOCK OPTION PLAN
                          APPENDIX TO PROXY STATEMENT


          1.   Purpose.  The purpose of this 1996 Stock Option Plan (the "Plan")
               -------
is to grant to employees, consultants and directors, options to purchase common stock (the "Common Stock") of BI Incorporated, a Colorado corporation (the "Corporation"), so that they may have the opportunity to participate in the growth of the Corporation and to provide them with an increased incentive to promote the interests of the Corporation. The options granted under the Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), unless designated as non-qualified stock options.

          2.   Eligible Persons.  Employees, directors and consultants of the
               ----------------
Corporation or of any parent or subsidiary of the Corporation shall be eligible to be granted options under the Plan, except that incentive stock options may be granted only to employees. "Parent" and "subsidiary" shall have the meanings set forth in Section 424 of the Code.

          3.   Stock Subject to Plan.  Subject to the provisions of Section 10,
               ---------------------
the maximum aggregate number of shares for which options may be granted and sold under the Plan is 1,400,000 shares of Common Stock. If an option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased shares which were subject thereto shall become available for future grant and sale under the Plan. No stock option may be granted under the Plan more than 10 years after the adoption of the Plan by the Board.

          4.   Administration.
               --------------

               (a) The Plan shall be administered by a committee of at least two non-employee members of the Board of Directors of the Corporation (the "Board") appointed by the Board and serving at the Board's pleasure (the "Committee"). The Board may increase the size of the Committee, appoint additional members, remove members (with or without cause), appoint new members, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan. As used herein, the term Board shall also mean the Committee.

               (b) The Board may from time to time adopt such rules and regulations as it may deem advisable for the administration of the Plan, and may alter, amend, or rescind any such rules and regulations in its discretion. The Board shall have the power to interpret or amend or discontinue the Plan, except that any amendment which, under state or federal law or the applicable rules of any exchange or trading system on which the Common Stock is traded, would require shareholder approval shall take effect only upon such approval; and further provided that without the written consent of an optionee, no amendment or discontinuance of the Plan shall alter or impair any option previously granted to him under the Plan, subject to any provisions otherwise in the Plan. All decisions made by the Board in the administration and interpretation of the Plan shall be binding and conclusive for all purposes. No member of the Board shall be liable for any action taken or decisions made by him or her in good faith with respect to the Plan or any options granted under it.

          5.   Price, Terms and Conditions of Options.
               --------------------------------------

               (a) Options shall be evidenced by a written Incentive Stock Option Agreement or Non-Qualified Stock Option Agreement, as appropriate, in the form approved from time to time by the Board. The type of option, the number of shares which may be purchased under such option, the exercisability of such option, the option's expiration date and the purchase price per share, shall be designated by the Board at the time the option is granted.

               (b) The purchase price per share of any option granted hereunder shall in no event be less than 100% of the fair market value of each share at the time the option is granted; provided, however, that incentive stock options may not be granted to any holder of the voting rights of 10% or more of the total combined voting power of all classes of stock of the Corporation at time of grant, unless the purchase price is at least 110% of the fair market value of the shares at the time of grant. "Fair market value" shall be determined as set forth in Section 9 below. No incentive stock options shall be granted under the Plan to any employee where the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year (under all such plans of the Corporation and its parent and subsidiary corporations) shall exceed $100,000; provided that non-qualified stock options granted under the Plan may exceed these limits. All options shall be exercisable even though there may be outstanding any other option(s) which was or were granted before the granting of such option. The Board may impose on any option any additional terms and conditions which it deems advisable and which are not inconsistent with the Plan.

          6.   Transferability.  Unless otherwise determined by the Board, an
               ---------------
option granted under the Plan shall not be transferable by the individual to whom it is granted otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the lifetime of such individual, only by him; provided, however, that if such individual becomes legally disabled, his legal representative may exercise the option on his behalf.

          7.   Exercise of Option.
               ------------------

               (a) Exercise of an option shall be accomplished by delivery to the Corporation before the option's expiration of written notice, signed by the holder of the option, specifying the number of shares with respect to which the option is exercised, the type of option being exercised, and by full payment of the purchase price for the shares. The purchase price may, at the Corporation's discretion, be paid by assignment to the Corporation of outstanding shares of Common Stock of the Corporation owned by the optionee for at least six (6) months prior to the date of exercise and having a fair market value (as determined pursuant to Section 9 below) equal to the purchase price or that portion thereof being paid in outstanding stock. The Corporation may issue a certificate which reflects the net number of shares issuable after payment of the exercise price in already owned Common Stock, so that the previously owned certificate need not actually be tendered. An option may not be exercised for a fraction of a share of Common Stock. At the Corporation's request, the notice of exercise delivered to it shall contain a representation that the shares are being purchased for investment only and not for resale or distribution. Within a reasonable time after receipt of the properly executed notice of exercise, the Corporation shall cause to be issued and delivered to the holder of the option a certificate for the number of shares of Common Stock being purchased; provided, however, that the Corporation may in its discretion allow the optionee to elect to pay any withholding taxes payable upon exercise of a non-qualified stock option, in whole or in part, by transferring to the Corporation shares of Common Stock of the Corporation owned by him or by being credited by the Corporation for shares he has a right to acquire in the option being exercised.

               (b) No person shall have any rights as a stockholder with respect to any shares covered by an option until the date of the issuance of a stock certificate(s) for the shares for which the option has been exercised. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued, except as provided in Section 10. Nothing in this Plan or in any option agreement shall confer upon any optionee any rights to continue in the employ of the Corporation or shall affect the Corporation's ability to terminate the optionee's employment at any time.

          8.   Expiration of Option.
               --------------------

               (a) Each option granted under the Plan shall expire on the earlier of (i) the date set forth in the Option Agreement for such optionee;
(ii) no later than twenty (20) years from the date the option is granted, provided that any incentive stock option must terminate within ten (10) years from the date the option is granted and provided that no incentive stock option granted to a 10% shareholder (as described in Section 5, above) shall be exercisable after the expiration of five (5) years from the date of grant; or
(iii) in the case of an incentive stock option, three (3) months following the termination, for any reason other than death or disability, of the employment by the Corporation, or by its parent or subsidiary, of the employee to whom the option is granted.

               (b) Unless earlier terminated pursuant to this Section 8, each incentive stock option granted under the Plan, shall expire one (1) year following the termination on account of death or disability of the employment by or services for the Corporation, or by or for its parent or subsidiary, of the employee to whom the option is granted. In the event of the termination of employment by the Corporation of an optionee on account of his or her death or disability, the optionee shall for purposes of the foregoing requirement be considered to have completed the next full vesting period of employment with respect to the vesting period in which his or her death or disability occurs.

          9.   Definition of Fair Market Value.  For the purposes of this Plan,
               -------------------------------
"fair market value" shall mean either the exercise price per share established in the discretion of the Board of Directors or, so long as the Corporation's stock is publicly traded, the closing price per share of Common Stock of the Corporation on the last trading day preceding the date of grant.

          10.  Stock Splits, Dissolutions, Mergers, Etc.
               -----------------------------------------

               (a) In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of the Corporation's Common Stock, appropriate adjustment will be made to both the number of shares which may be purchased under the Plan and the number and exercise price per share of Common Stock which may be purchased under any outstanding options.

               (b) In the event of the proposed dissolution or liquidation of the Company, all options will be deemed terminated immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, give each Optionee the right to exercise his option prior to the consummation of such action as to all or any part of the Common Stock subject to such option, including shares as to which the option would not otherwise be exercisable.

               (c) In the case of any merger, sale of all or substantially all of the assets of the Corporation of other transaction which results in the replacement of the Corporation's Common Stock with the stock of another corporation, the Board may provide for the expiration of any option, for the acceleration of the exercise date of any option to the day immediately preceding the closing day of such event, or for the assumption or replacement of any options with comparable options to purchase the stock of such other corporation.

          11.  Effective Date.  The Plan shall take effect upon August 15, 1996.
               --------------
If the Plan is not approved and ratified by the shareholders of the Corporation within twelve (12) months of such date, all incentive stock options issued under the Plan shall be disqualified as incentive stock options and shall thereafter be non-qualified stock options, and any incentive or non-qualified stock option granted to an officer or director of the Corporation shall lapse and be cancelled.

ADOPTED:   August 8, 1996

                       PROXY SOLICITED ON BEHALF OF THE
                     BOARD OF DIRECTORS OF BI INCORPORATED

                    For Annual Meeting on November 5, 1998


          The undersigned hereby appoints David J. Hunter and Mckinley C. Edwards, Jr., or either of them, attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of capital stock of BI Incorporated (the "Company") held of record by the undersigned on September 16, 1998, at the Annual Meeting of Stockholders of BI Incorporated to be held at the Raintree Plaza Hotel, 1900 Diagonal Highway 119, Longmont, Colorado on Thursday, November 5, 1998, 10:00 a.m., M.S.T., and at any adjournment thereof. The undersigned hereby revokes any proxy or proxies heretofore given in respect to the same shares of stock.

          THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BELOW BY THE UNDERSIGNED WITH RESPECT TO PROPOSALS 1, 2 AND 3. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR SUCH PROPOSALS AND SUCH SHARES WILL BE VOTED IN EITHER OR BOTH OF THE PROXIES' DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OF WHICH THE COMPANY HAD NOT RECEIVED NOTICE PRIOR TO JUNE 3, 1998.

     TO ENSURE A QUORUM, YOU ARE URGED TO DATE AND SIGN THIS PROXY ON THE LINE BELOW AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

    THE DIRECTORS RECOMMEND A VOTE FOR THESE THREE PROPOSALS:

    1.  Election of Directors.

        _____ FOR              _____ WITHHOLD AUTHORITY to vote for all nominees
                                         listed below


        Nominees: William E. Coleman, Mckinley C. Edwards, Jr., Beverly J.
                  Haddon, David J. Hunter, Jeremy N. Kendall, Perry M. Johnson, Barry J. Nidorf and Byam K. Stevens, Jr.


        If you desire to withhold authority to vote for any individual nominee, please write the nominee's name on the space provided:

        _______________________________________________________________

    2.  Ratification of amendment to 1996 Stock Option Plan.

        ____FOR     ____AGAINST     ____ABSTAIN



    3.  Ratification of PricewaterhouseCoopers LLP as independent accountants.


        ____FOR     ____AGAINST     ____ABSTAIN


        In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment hereof.

                              Dated:______________, 19__


                              ________________________________
                              Signature


                              ________________________________
                              Signature if held jointly

                              Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.